UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 27, 2007

PRIMEDIA Inc.
(Exact Name of Registrant as Specified in Charter)

3585 Engineering Drive, Suite 100, Norcross, Georgia 30092
(Address of Principal Executive Offices)

Delaware	1-11106	13-3647573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code		678-421-3000

745 Fifth Avenue, New York, New York 10151
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreement

On September 27, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of PRIMEDIA Inc. (the “Company”) approved a severance arrangement (the “Agreement”) by and between the Company and Kim R. Payne, Senior Vice President and Chief Financial Officer of the Company. Under the Agreement, if Ms. Payne’s employment is terminated by the Company without cause, Ms. Payne will receive as severance an aggregate amount equal to twelve months base salary at the rate being paid on the date her employment is terminated (the “Date of Termination”), payable in equal bi-weekly installments on regularly scheduled payroll dates, less applicable withholding. Under the Agreement, no severance is payable upon a voluntary resignation or upon termination of employment for cause. Any severance payable under the Agreement is subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Base Salary of Certain Officers

On September 27, 2007, the Committee approved new annual base salaries, beginning October 1, 2007, of $500,000 for Dean B. Nelson, Chairman of the Board of the Company; $525,000 for Robert C. Metz, President and Chief Executive Officer of the Company; and $250,000 for Ms. Payne.

Annual Incentive Program

On September 27, 2007, the Committee increased the existing target bonuses under the Executive Incentive Compensation Plan to 70% (from 65%) for Mr. Metz and 50% (from 45%) for Ms. Payne, in each case effective as of October 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMEDIA INC.

Dated: October 2, 2007
	By:	/s/ KEITH L. BELKNAP
	Name:	Keith L. Belknap
	Title:	Senior Vice President, General Counsel and Secretary